LightPath Technologies New Product Announcement: f/1.0, 10.63 mm Focal Length Thermal Imaging Lens

LightPath Technologies Introduces an Athermalized f/1.0, 10.63 mm Focal Length IR Lens Assembly for Thermal Imaging Using 8 µm - 12 µm Infrared Signatures

ORLANDO, FL -- (Marketwire - January 19, 2010) - LightPath Technologies, Inc. (NASDAQ: LPTH) is pleased to introduce an f/1.0, 10.63 mm focal length Long Wave Infrared (LWIR) lens assembly designed for uncooled infrared sensors. These lenses are designed as the primary optics for thermal imagers in a wide variety of applications including homeland security, firefighting, predictive maintenance and driver's vision enhancement systems in automobiles. These thermal imaging markets have a combined current estimated value of over $2.5 billion.

This new lens assembly integrates LightPath's Black Diamond™ molded chalcogenide infrared lenses that are a lower cost substitute for high volume diamond-turned Germanium and Zinc Selenide optics. The unique material properties of Black Diamond glasses provide natural athermalization for temperature stability from 25 degrees C to 75 degrees C without adding additional cost. This specific design gives a 52 degree field-of-view when paired with a 10 mm sensor with a 25 micron pixel pitch.

"LightPath Technologies is expanding its product line for Molded Infrared Optics with the introduction of this lens assembly. This new product will continue to address the rapidly expanding thermal imaging and night vision enhancement markets," said Jim Gaynor, CEO and President of LightPath.

LightPath Technologies, Inc. will be exhibiting their new Infrared Lens Assembly at the Photonics West Conference at the Moscone Center in San Francisco, California from January 26th through January 28th. LightPath's Booth is 2128 in the South Hall.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

GRADIUM® is a registered trademark of LightPath Technologies

Contacts:
Ray Pini
Director of Marketing
LightPath Technologies, Inc.
Phone: (407) 382-4003
Email: rpini@lightpath.com
Internet:  www.lightpath.com